Exhibit 99.1

Press Release

For more information contact:

Media Relations:	Additional Contact:
Britt Zarling	Stephanie Gregor
Vice President, Corporate Communications	Vice President, Investor Relations
Fiserv, Inc.	Fiserv, Inc.
414-526-3107	262-879-5969
britt.zarling@fiserv.com	stephanie.gregor@fiserv.com

Fiserv Appoints John Kim to Board of Directors

Brookfield, Wis., July 11, 2016 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today announced the appointment of John Kim to its board of directors.

Kim is president of New York Life Insurance Company, the largest mutual life insurance company in America. He is responsible for all business units of the company, including oversight for a more than $1 billion technology transformation effort. Kim also serves as the chief investment officer for New York Life, with ultimate responsibility for all assets managed by the company. Prior to joining New York Life in 2008, Kim was president of Prudential Retirement and its predecessor organization, CIGNA Retirement and Investment Services.

Previously, he was president and CEO of Aeltus Investment Management, a subsidiary of ING Group; CEO of Bondbook, an electronic bond trading company owned by a consortium of investment banks led by Goldman Sachs and Merrill Lynch; and Managing Director of Mitchell Hutchins, an investment subsidiary of Paine Webber.

Kim currently serves on several boards, including New York Life Insurance and Annuity Company and New England Center for Children. He is a senior advisor and member of the advisory committee of RRE, a venture capital firm. Kim has also recently served on the boards of Mainstay Funds Group, Mackay Shields, and Jacob Ballas.

“John brings expertise in the development and distribution of financial services solutions, with a focus on creating value across face-to-face and digital channels,” said Daniel P. Kearney, chairman of the board of directors, Fiserv. “We are pleased to welcome him to our board.”

Press Release

About Fiserv

Fiserv, Inc. (NASDAQ:FISV) enables clients to achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more than 30 years, Fiserv has been a global leader in financial services technology. Fiserv is a FORTUNE 500 company and this year was honored to be named a FORTUNE magazine’s World’s Most Admired Company for the third consecutive year. In 2015 the company was recognized among Forbes magazine’s America’s Best Employers. For more information, visit Fiserv.com.

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